Exhibit 3.3


                              ARTICLES OF AMENDMENT
                         Majestic Safe-T-Products, Ltd.


     Majestic Safe-T-Products, Ltd., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  The charter of the corporation is hereby amended as follows:

                           FIFTH: The total authorized capital stock of the Corporation is increased from, Ten Million (10,000,000) shares of common stock with a par value of $.01 per share and an aggregate par value of One Hundred Thousand Dollars ($100,000.00), to, Five Hundred Million (500,000,000) shares of common stock, and, Fifty Million (50,000,000) shares of preferred stock, all with a par value of $.001 per share, and an aggregate par value of Five Hundred and Fifty Thousand Dollars ($550,000.00).

         This amendment of the charter of the corporation has been approved by the directors and shareholders of the corporation.

         We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.



                Secretary                                 President

Majestic Safe-T-Products, Ltd.
8880 Rio San Diego Drive, 8th Floor
San Diego, CA 92108